SCHEDULE 14A INFORMATION
                       Proxy Statement Pursuant to Section 14() of
                           the Securities Exchange Act of 1934

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                               Ameron, Inc.
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                (Name of Registrant as Specified In Its Charter)

                                JOAN HAGUE
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
                                          AMERON, INC.
                         Corporate Offices: 245 South Los Robles Ave.,
                                  Pasadena, California 91101

                            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To The Stockholders:

The Annual Meeting of Stockholders of Ameron, Inc. a Delaware corporation (the "Company") will be held at The Pasadena Hilton Hotel, 150 South Los Robles Ave., Pasadena, California, on Monday, March 25, 1996 at 10:00 a.m. for the following purposes:

1. To elect two directors to hold office for a term of three years, and one director to hold office for a term of two years, or until their successors are elected and qualified.

2. To ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for fiscal year 1996.

3. To approve an amendment of the Certificate of Incorporation to change the Company's corporate name to Ameron International
    Corporation.

4. If properly presented, to consider and act upon the stockholders' proposals set forth on pages 5 through 7, which proposals are opposed by the Board of Directors.

5. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed February 9, 1996 as the record date for the determination of Stockholders entitled to vote at this meeting and any adjournments thereof.

YOUR VOTE IS IMPORTANT

Holders of a majority of the outstanding voting shares of the Company must be present either in person or by proxy in order for the meeting to be held. Whether or not you expect to attend the Annual Meeting, your proxy vote is important.

PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience in replying.



Javier Solis
Secretary


February 20, 1996

                           AMERON, INC.
          Corporate Offices: 245 South Los Robles Ave.,
                      Pasadena, California 91101

                          FEBRUARY 20, 1996

                           PROXY STATEMENT


This proxy statement is furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Ameron, Inc. (the "Company") to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. This proxy statement and the proxy card included herewith were first sent to Stockholders on or about February 20, 1996. The solicitation is made on behalf of the Company by its Board of Directors and the cost of solicitation will be borne by the Company.

You are requested to sign, date and return the enclosed proxy card to ensure that your shares are voted. The proxy may be revoked at any time prior to exercise thereof but if not revoked will be voted. A proxy can be revoked by filing with the Secretary either an instrument revoking the proxy or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Each proxy will be voted as instructed, and if no instruction is given will be voted FOR the election of the 3 nominees for directors named below; FOR the ratification of the appointment of Arthur Andersen LLP as independent auditors; FOR the approval of the amendment of the Certificate of Incorporation to change the Company name to Ameron International Corporation; and AGAINST the two stockholder proposals described below. The named proxies may vote in their discretion upon such other matters as may properly come before the meeting.

The record date for the determination of Stockholders entitled to vote at the Annual Meeting is February 9, 1996. On such date, there were issued, outstanding and entitled to vote at the Annual Meeting, 3,956,497 shares of Common Stock of the Company (the "Common Stock"). Every Stockholder is entitled to one vote for each share of Common Stock registered in his or her name at the close of business on the record date, except that Stockholders may cumulate their votes in the election of Directors. See "Election of Directors." Common Stock is the only class of voting stock outstanding.

Assuming a quorum is present in person or by proxy at the meeting, with respect to the election of directors, the three nominees receiving the greatest number of votes cast will be elected directors. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is necessary for the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company for fiscal year 1996 and for the approval of the stockholder proposals. The affirmative vote of the holders of a majority of the outstanding shares of the Company's Common Stock is necessary for the adoption of the proposed amendment to the Company's Certificate of Incorporation.

For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker nonvotes"), those shares will not be included in the vote totals and therefore will have no effect on the vote.










                      ELECTION OF DIRECTORS
                         (Proxy Item 1)

As of the date of this Proxy Statement, the Bylaws of the Company provide for a Board of Directors composed of ten (10) directors. However, as a consequence of the retirements of Directors Albrecht and Atkins as of the date of the Annual Meeting (refer to "The Board and Its Committees" below), the Board of Directors has taken action to amend the Bylaws effective immediately prior to the commencement of the Annual Meeting of Stockholders to provide for a Board of Directors composed of eight (8) directors, divided into three classes. Three directors are to be elected at the 1996 Annual Meeting. James S. Marlen was elected to his present term of office at the Company's 1994 Annual Meeting of Stockholders. Stephen W. Foss was elected to the Company's Board of Directors effective April 24, 1995. Both Messrs. Marlen and Foss are Class I directors and will hold office until the 1999 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. Alan L. Ockene was elected to the Company's Board of Directors effective December 28, 1995 and joined J. Michael Hagan and F. H. Fentener van Vlissingen as a Class III director. Class III directors will serve until the 1998 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. The persons appointed as proxy holders in the enclosed form of proxy will, unless authority is withheld, vote FOR the election of the three nominees proposed by the Board of Directors, all of whom are presently directors of the Company or, in their discretion cumulate votes in favor of one or more such nominees. All of the nominees have consented to being named herein and to serve if elected. In the event that any of the nominees should become unavailable prior to the Annual Meeting, proxies in the enclosed form will be voted for a substitute nominee or nominees designated by the Board of Directors.

Stockholders have cumulative voting rights with respect to the election of directors. Cumulative voting rights entitle a stockholder to give one nominee as many votes as is equal to the number of directors to be elected, multiplied by the number of shares owned by the stockholder, or to distribute such votes to one or more nominees, as the stockholder determines. Stockholders who wish to cumulate their votes must so indicate on the form of Proxy.

The following information with respect to the principal occupation and other affiliations of each nominee and in regard to past business experience has been furnished to the Company by the respective nominees for director.

                      1996 NOMINEES FOR DIRECTOR

Stephen W. Foss, President, Chairman and Chief Executive Officer, Foss Manufacturing Company, Inc. Director of Tyco International, Ltd.
Age 53.  He has been a director of the Company since April 24, 1995.

James S. Marlen. Chairman of the Board of the Company since January 1995, President and Chief Executive Officer since June 1993. Formerly Vice President GenCorp. Inc. and President, GenCorp Polymer Products since 1988. Director of A. Schulman, Inc. Age 54. He has been a director of the Company since 1993.

Alan L. Ockene, Retired President and Chief Executive Officer, General Tire, Inc. and a member of the Executive Board of Directors of Continental AG of Hanover, Germany, General Tire's parent company, since 1991.
Vice President, Latin America & Caribbean for Goodyear Tire & Rubber Company 1985 - 1991. Director of A. Schulman, Inc. Age 64. He has been a director of the Company since December 28, 1995.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE
STOCKHOLDER SPECIFIES OTHERWISE.

               CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE
                             1997 ANNUAL MEETING

A. Frederick Gerstell.  Chairman of the Board, President and Chief
Executive Officer of CalMat Co. since 1991, President and Chief Executive Officer since 1988. Age 58. He has been a director of the Company since 1995.

John F. King. Consultant. Formerly Chairman of the Board and Chief Executive Officer, World Trade Bank. Director of Glendale Federal Bank. Age 62. He has been a director of the Company since 1986.

Richard J. Pearson. Retired President and Chief Operating Officer, Avery Dennison. Director of Ducommun, Inc., M&R Printing Equipment, Seidler Capital, Fox River Associates and Atol Holdings. Age 70. He has been a director of the Company since 1981.

               CONTINUING DIRECTORS WHOSE TERMS EXPIRE AT THE
                           1998 ANNUAL MEETING

J. Michael Hagan. Chairman of the Board and Chief Executive Officer of Furon Company since 1991. From 1990 to 1991 he served as President and Chief Operating Officer. Age 56. He has been a director of the Company since 1994.

F. H. Fentener van Vlissingen. President and Executive Director, Flint Holding N.V., St. Maarten, Netherlands Antilles, a private investment company. Director of SHV Holdings N.V., St. Maarten Netherlands Antilles, of which company he was Chief Executive Officer from 1975 to 1984. Also Director of Akzo Nobel N.V., CSM N.V., N.V. Samenwerkende Elektriciteits-Produktiebedrijven, Draka Holding N.V., Lips United B.V., ABN AMRO Holding N.V. and Unilever N.V., all in The Netherlands, and Unilever PLC in the U.K. Age 62. He has been a director of the Company since 1972.


                           THE BOARD AND ITS COMMITTEES

The Board has standing committees, with duties and with 1995 membership and number of meetings for each as shown below.

Audit Committee                          Two meetings held during 1995
        Members:
                John F. King, Chairman
                Donald H. Albrecht*
                J. Michael Hagan
                F. H. Fentener van Vlissingen

        Functions of the Audit Committee, all of whose actions are subject to approval by the Board, are: Approve selection of independent public accountants; review and approve accounting principles, policies, and practices; scope of annual audit and audit arrangements; results of annual audit and the content and form of financial reports to be included in the Annual Report to Stockholders; and suggestions for improvements in accounting procedures and internal controls made by independent public accountants after completion of the annual audits.












*Mr. Albrecht, who has served as a director since 1982, will retire from the Board and the Committees on which he served effective with the date of the 1996 Annual Meeting of Stockholders.


                                       3

Compensation & Stock Option Committee     Two meetings held during 1995
        Members:
                A. Frederick Gerstell, Chairman
                Victor K. Atkins*
                Richard J. Pearson

        Functions of the Compensation & Stock Option Committee, all of whose actions are subject to approval by the Board, are:
        Review and approve salary ranges for top managerial and executive positions; approve salary rates for corporate officers and recommend salary rates for the Chief Executive Officer and President; approve management incentive compensation and long-term incentive plans and top management awards thereunder and any contingent compensation plans of the Company; fix total incentive compensation appropriation annually; administer stock compensation plans and make stock option grants and awards thereunder.

Executive Committee                         No meetings held during 1995
        Members:
                James S. Marlen, Chairman
                Richard J. Pearson
                Lawrence R. Tollenaere**

        Functions of the Executive Committee, all of whose actions are subject to approval by the Board, are: Exercise, between meetings of the Board and while the Board is not in session, those duties of the Board of Directors in the management of the business of the Company which may lawfully be delegated to it by the Board.

Finance Committee                         One meeting held during 1995
        Members:
                Victor K. Atkins, Chairman
                Donald H. Albrecht
                J. Michael Hagan
                John F. King
                James S. Marlen


        Functions of the Finance Committee, all of whose actions are subject to approval by the Board, are: Review financing policies and programs and consider their effect on the financial position of the Company; review policies, plans and performance of pension fund investments.

Nominating Committee                    Three Meetings held during 1995
        Members:
                Richard J. Pearson, Chairman
                John F. King
                James S. Marlen

        Functions of the Nominating Committee, all of whose actions are subject to approval by the Board, are: Recommend total size of Board, personal qualifications for membership, and tenure of directorship; review qualifications of candidates for directorship; obtain, review, and recommend candidates to fill vacancies. The Committee will consider nominees recommended by stockholders whose communications can be addressed to the Nominating Committee, c/o the Secretary of the Company.

The Board of Directors met a total of 6 times in 1995 and all directors, except F. H. Fentener van Vlissingen, attended at least 75% of the aggregate number of meetings of the Board and Board Committees on which they served for the period in which they served.

*Mr. Atkins, who has served as a director since 1965, will retire from the Board and the Committees on which he served effective with the date of the 1996 Annual Meeting of Stockholders.

**Mr. Tollenaere retired from the Board and the Committee on which he served on January 20, 1996.
                                       4
Compensation of Directors and Retirement Policies

Directors who were not officers or employees of the Company received an annual retainer of $19,000 plus $1,400 for each Board meeting attended. Directors are available for consultation at any time by Management and normally receive no additional compensation for such consultation.
For meetings of committees of the Board of Directors, a fee of $650 per meeting was paid. The fee was paid to each director who attended and actively participated. Chairmen of committees received an additional
$50 fee for committee meetings chaired. Directors may, by special arrangement, receive an additional fee for special assignments involving unusual demands on their time. Such fees are normally determined in advance by mutual agreement with Management as appropriate in the circumstances. No such special assignments were in effect during 1995. Pursuant to the 1994 Nonemployee Director Stock Option Plan approved by stockholders at the 1994 Annual Meeting, nonemployee directors are granted an option to purchase 1,000 shares, exercisable at the fair market value on the date of grant, following the date of the annual meeting of stockholders each year.

The Board of Directors has a policy establishing the mandatory retirement date of each member of the Board as of the date of the Annual Meeting of Stockholders of the Company next following his or her 72nd birthday.


              PROPOSAL FOR RATIFICATION OF APPOINTMENT
                 OF INDEPENDENT PUBLIC ACCOUNTANTS
                           (Proxy Item 2)

The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Arthur Andersen LLP, as independent public accountants to examine the Company's financial statements for its fiscal year ending November 30, 1996. This firm has served as independent public accountants for the Company for many years. It has no financial interest of any kind in the Company or its subsidiaries. The firm has had no connection with the Company or its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. A member of the firm of Arthur Andersen LLP is expected to be present at the Annual Meeting to answer questions and to make a statement if he or she desires to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF THE FIRM OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR 1996 AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.

If the appointment is not ratified by a majority of the shares of Common Stock represented at the meeting on this proposal, the adverse vote will be considered as a directive to the Board of Directors to select other independent public accountants for the following year. However, because of the difficulty and expense of making any substitution so long after the beginning of the current year, it is contemplated that the appointment for the fiscal year ending November 30, 1996 will be permitted to stand unless the Board finds other good reason for making a change.


     PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION
                           (Proxy Item 3)

The Board of Directors has unanimously adopted a resolution declaring the advisability of amending Article First of the Company's Certificate of Incorporation to change the Company's corporate name to Ameron
International Corporation.

This enhancement of the Company's corporate name is believed by the Board of Directors to be desirable and in the best interests of the Company in order to better reflect its expanded, global focus and to underscore its commitment to worldwide growth; yet to retain the historical name of Ameron.



The name change will not affect the validity or transferability of stock certificates presently outstanding or the listing of any of its securities on the New York Stock Exchange. The Company's stockholders will not be required to surrender for exchange any stock certificates presently held by them.

If the proposed amendment to the Company's Certificate of Incorporation is approved by the stockholders at the Annual Meeting, such amendment will become effective when a Certificate of Amendment of the Company's
Certificate of Incorporation is filed of record with the Secretary of State of the State of Delaware.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION AS DESCRIBED ABOVE AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER
SPECIFIES OTHERWISE.


                       STOCKHOLDERS' PROPOSALS
                            (Proxy Item 4)

The following stockholder proposals have been submitted for a vote of the stockholders at the Annual Meeting. The proposals and proponents' statements in support thereof are set forth on the following pages along with the Company's reasons for recommending a vote AGAINST each proposal. To be adopted, each proposal must be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting.

                          Item 4A on Proxy Card

Management has been advised that Kenneth Steiner, Great Neck, New York, holder of a market value of at least $1,000 in Ameron stock, intends to submit the following proposal at the meeting:

     "RESOLVED, that the shareholders recommend that the board of directors take the necessary steps to ensure that from here forward all non-employee directors should receive a minimum of fifty percent of their total compensation in the form of company stock which cannot be sold for three years.

   Board of Directors' Statement on Shareholder Proposal No. 1

Members of the Board own, in the aggregate, 255,486 shares of the Company's Common Stock, or 6.46% of the total outstanding. Their interests are already aligned with those of all shareholders.

The Board believes that the current market price of the Company's stock does not fully reflect the underlying value of the Company's business and assets.
It therefore believes that shareholder interests are best served by minimizing further dilution. While director compensation in the form of stock is desirable and appropriate in some circumstances, no rigid rule prescribing the proportion of stock and cash can accurately reflect changing conditions.

To further encourage share ownership by the Company's directors, a portion of the total compensation to nonemployee directors consists of options to purchase Common Stock of the Company. Pursuant to the 1994 Nonemployee Director Stock Option Plan approved by stockholders at the 1994 Annual Meeting, nonemployee directors are granted an option to purchase 1,000 shares, exercisable at the fair market value on the date of grant, following the date of the annual meeting of stockholders each year.

In addition, the Board of Directors has adopted a voluntary plan, the Nonemployee Directors' Stock Purchase Plan, whereby nonemployee directors may voluntarily elect to apply cash compensation earned as directors to the purchase of Company Common Stock. Purchases are made for the account of electing directors on the open market from time to time.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER SPECIFIES OTHERWISE.
                                       6

               Statement of Proposing Stockholder

     A significant equity ownership by outside directors is probably the best motivator for facilitating identification with shareholders.

     Traditionally, outside directors, usually selected by management, were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise a critical oversight of management's performance in furthering corporate profitability. All too often, outside directors' oversight has been marked by complacency, cronyism, and inertia.

     Corporate America has too many examples of management squandering company assets on an extended series of strategic errors. Meanwhile, Boards of Directors stood by and passively allowed the ineptitude to continue, well after disaster struck. They fiddled while Rome was burning.

     When compensation is in company stock, there is a greater likelihood that outside directors will be more vigilant in protecting their own, as well as corporate, and shareholder interests.

     What is being recommended in this proposal is neither novel nor untried. A number of corporations have already established versions of such practices, namely, Scott Paper, The Travelers, and Hartford Steam Boiler.

     Robert B. Stobough, Professor of Business Administration at the Harvard Business School, did a series of studies comparing highly successful to poorly performing companies.


     He found that outside directors in the better performing companies had significantly larger holdings of company stock than outside directors in the mediocre performing companies.

     It can be argued that awarding stock options to outside directors accomplishes the same purpose of insuring director's allegiance to a company's profitability, as paying them exclusively in stock. However, it is our contention that stock options are rewarding on the upside, but offer no penalties on the downside, where shareholders bare the full downside risks. There are a few strategies that are more likely to cement outside directors with shareholder interests and company profitability than one which results in their sharing the same bottom line."



                          Item 4b on Proxy Card

Management has been advised that William Steiner, Great Neck, New York, holder of a market value of at least $1,000 in Ameron stock, intends to submit the following proposal at the meeting:

     "RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected.



 The Board of Directors' Statement on Shareholder Proposal No. 2

The Company's Certificate of Incorporation, requiring a classified board of directors and three-year terms, was approved by a majority of the shareholders when the Company reincorporated in Delaware in 1986. Under the Company's charter and Delaware law, a charter amendment to provide for annual election of all directors would require an 80% vote of the outstanding shares.

The Company's directors are beneficial owners of a total of 255,486 shares, or 6.46% of the total outstanding. Only one director is an officer or employee of the Company. Their interests in maximizing share values are the same as all shareholders. A classified Board of Directors facilitates continuity of leadership and policy, since only one-third of the directors are elected each year and all directors serve three-year terms. Since the Company's business depends to a significant degree on customer confidence in management and the Company's ability to deliver sustained performance over the life of long-term contracts, such continuity is especially important to the Company's competitive position. The overwhelming majority of independent directors on the Ameron Board assures management accountability.

Classified Boards are found in many of America's most outstanding companies. Fully one-half of the ten companies rated by Fortune Magazine
(1) as American's most admired companies have such provisions.

A classified Board of Directors, an overwhelming majority of which are non-management directors, has a further benefit. Such a Board can bargain effectively in the shareholders' interest in the event of a takeover proposal. Absent the protection of a classified Board, any would-be acquiror can seriously undermine the Board's leverage in negotiations by threatening a proxy contest to replace the directors.

A vote in favor of this shareholder proposal is only an advisory recommendation to the Board of Directors that it take steps to initiate an amendment to the Company's Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL AND THE ENCLOSED PROXY CARD WILL BE SO VOTED UNLESS THE STOCKHOLDER
SPECIFIES OTHERWISE.

                        Statement of Proposing Stockholder

     The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interest of the Company and its stockholders.

     The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

     The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each







(1) March 6, 1995

     director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

     I am a founding member of the Investors Rights Association of America and I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

     I urge your support, vote for this resolution."





              VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Security Ownership of Certain Beneficial Owners

The Company has been informed that as of the dates indicated the following persons were beneficial owners of more than five percent of the Company's Common Stock.

        Name and                           Shares of
        Address of                           Stock
        Beneficial                       Beneficially Owned/
        Owner                                 as of                  Percent
        -------------------             ---------------------        --------
        Taro Iketani                    306,396/Dec. 22, 1995          7.74
        Funakawara 18, Ichigaya
        Shinjuku-ku
        Tokyo, Japan


        F. H. Fentener van Vlissingen   220,036(1)/Feb. 6, 1966         5.56
        Prinsengracht 963
        1017 KL Amsterdam,
        The Netherlands


















(1) Mr. van Vlissingen holds voting power on and has a beneficial interest in these shares, all of which are held by Disfood B.V.



                                       9



Security Ownership of Management

As of February 2, 1996, the shares of Common Stock held by all directors, nominees for director and executive officers named in the Summary
Compensation Table individually and by directors and officers as a group were:


                           SHARES OF STOCK    VESTED SHARES     RIGHTS TO ACQUIRE
                            BENEFICIALLY      HELD IN TRUST         BENEFICIAL
NAME                          OWNED(1)       UNDER 401(K) PLAN     OWNERSHIP(2)      PERCENT
------------               ----------------  ------------------ ----------------     -------
DIRECTORS AND NOMINEES:
  Stephen W. Foss              450                 0                    0
  A. Frederick Gerstell        500                 0                   250              *
  J. Michael Hagan             400                 0                   250              *
  John F. King                 300                 0                   250              *
  Alan L. Ockene               200                 0                    0
  Richard J. Pearson           600(3)              0                   250              *
  F. H. Fentener  van
     Vlissingen            220,036(4)              0                   250            5.56
NAMED EXECUTIVE OFFICERS:
  James S. Marlen           33,000               126                15,000              *
  Javier Solis                  37               809                 3,000              *
  Gary Wagner                  105(5)            587                 1,875              *
  Gordon G. Robertson          278               591                 2,750              *
  George J. Fischer              0               551                 1,500              *
DIRECTORS AND OFFICERS
 AS A GROUP (INCLUDING
 THOSE ABOVE)              255,906              2,956               26,375            6.54(6)
</Table/

(1)     Direct ownership except as otherwise noted.
(2) Represents shares subject to options which could be exercised by April 1, 1996 by the named individuals or the group pursuant to the 1992 Incentive Stock Compensation Plan and the 1994 Non-employee Director Stock Option Plan.
(3)     Shares held in Pearson Family Trust, a living trust.
(4)     See Note (1) under Security Ownership of Certain Beneficial Owners.
(5)     100 of these shares are owned jointly with his wife.
(6) If the 26,375 shares subject to exercisable options held by directors and officers as a group were included in the total amount of shares outstanding, then the percentage of Common
        Stock owned by the group would be 7.16%.

*Percentage owned of less than 1% of total outstanding shares not shown.

Section 16(a) of the Securities and Exchange Act of 1934, as amended
(the "Exchange Act") requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities & Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during the fiscal year ended November 30, 1995, its officers and directors complied with all Section 16(a) filing requirements.














                                       10


                COMPENSATION OF EXECUTIVE OFFICERS

The following table discloses compensation received by the Company's Chief
Executive Officer and the four remaining most highly paid executive officers for each of the last three fiscal years ended November 30, 1995.

                                SUMMARY COMPENSATION TABLE

(a)                   (b)       (c)         (d)       (e)          (f)          (g)        (h)       (i)
                                                     OTHER                    NUMBER OF
NAME                                                 ANNUAL                  SECURITIES
AND                                                  COMPEN-     RESTRICTED   UNDERLYING           ALL OTHER
PRINCIPAL                                            SATION        STOCK      OPTIONS/     LTIP     COMPEN-
POSITION              YEAR  SALARY($)(1) BONUS($)(1)  ($)         AWARDS ($)    SARS(#)   PAYOUTS  SATION($)
--------             ----- ------------ ----------- ---------   ----------  ------------  -------  ----------

James S. Marlen,      1995  451,151      355,000     114,767(2)    --         6,325          0       7,114(4)
  Chairman, Presi-    1994  416,154      325,000      96,397       --        55,000          0       9,672
  dent, & Chief       1993  187,154      150,758     104,435        (3)      15,000          0     600,000(5)
  Executive Officer

Javier Solis          1995  164,916       75,000        0            0          0            0       3,097(4)
  Senior Vice         1994  158,538       60,000        0            0       11,842          0       4,398
  President of        1993  142,755       35,245        0            0        2,000          0       4,146
  Administration,
  Secretary and
  General Counsel

Gary Wagner           1995  142,288        75,000       0            0          0             0      3,968(4)
   Senior Vice        1994  124,808        60,000       0            0       11,842           0      3,565
  President & Chief   1993   95,000        30,000       0            0          500           0      2,975
  Financial Officer,
  Treasurer

Gordon G. Robertson   1995  129,096        52,000       0            0         1,000           0     3,506(4)
  Senior Vice         1994  123,269        45,000       0            0         2,000           0     2,732
  President,          1993  111,083        25,391       0            0         2,000           0     3,373
  Technology

George J. Fischer     1995  129,096        52,000       0            0          1,000          0     3,295(4)
  Senior Vice         1994  116,827        45,000       0            0          2,500          0     4,376
  President,          1993   98,200        30,000       0            0            0            0     3,656
  Human Resources

(1) Amounts shown include cash and non-cash compensation earned for services performed and received by the Executive Officers as well as amounts earned but deferred at the election of those officers during FY1995.
(2) $65,000 of this amount represents a housing subsidy, (refer to Employment Agreement Section below) and $32,247 represents club memberships.
(3) Mr. Marlen held 7,500 shares of restricted stock valued at $272,812 on November 30, 1995
(4)    Amounts in this column represent:
       (a)  Contributions by the Company to the 401(K) Savings Plan for:
       James S. Marlen, $4,620; Javier Solis, $3,097; Gary Wagner, $3,968; Gordon G. Robertson, $3,230; and George J. Fischer, $3,128.
       (b) Above-market interest calculated (but not paid or payable) on deferred compensation: James S. Marlen, $2,494; Gordon G. Robertson, $276. and George J. Fischer, $167.
(5)    Refer to Employment Agreement section below.








                                       11


Employment Agreement

In connection with Mr. Marlen's employment as Chairman, President and Chief Executive Officer, the Company entered into a three-year employment agreement with him commencing in June 1993. Under that agreement, Mr. Marlen is entitled to an annual base salary of not less than $400,000 with an opportunity for future merit increases based on annual reviews by the Board of Directors, with participation in the Company's Management Incentive Compensation Plan ("MICP") and other executive compensation and benefit plans. The agreement also provided for the grant of 15,000 shares of restricted stock and an additional 15,000 shares of the Company's Common Stock in the form of a stock option with a five-year vesting schedule when he joined the Company. He was paid a lump sum cash amount of $600,000 to compensate him for stock and bonuses left behind from his previous employment and as an incentive for him to join the Company. He is entitled to a housing subsidy of $5,000 per month until February, 1997 to offset the increased costs of Southern California housing. Mr. Marlen is entitled to pension benefits that he left behind at his previous employment. In addition he is entitled to separate pension benefits under the Company's pension plans with vesting to coincide with commencement of his employment with the Company in June 1993. In the event that Mr. Marlen is terminated without cause, or in the event of nonrenewal of his employment agreement, Mr. Marlen would be entitled to a severance benefit equal to his then current base salary plus the highest bonus received during the contract period times a factor of three. In the event of his death or long-term disability while employed, or termination for reasons other than cause, including change of control, all stock awards will become fully vested and he will become entitled to vested pension benefits plus three years of additional service credit. In the event that he is terminated without cause Mr. Marlen will also be entitled to continue health and medical benefits coverage at the same cost he is paying at the time of termination.










































                           Option/SAR Grants in Last Fiscal Year
                                                                             Potential Realizable
                                                                                  Value At
                                                                             Assumed Annual Rates
                                                                                of Stock Price
                                                                               Appreciation for
                                                                                Option Term (1)
_______________________________________________________________________________________________
(a)                      (b)            (c)          (d)         (e)         (f)        (g)
                                    Percent of
                                       Total
                                      Options/
                                       SARS
                                      Granted
                      Options/          To         Exercise
                        SARS         Employees      or Base
                    Granted To       In Fiscal      Price      Expiration
Name                    (#)            Year       ($/sh(2)       Date       5%($)     10%($)
-------------------  ------------   -----------   ----------  ------------- -------   --------

James S. Marlen       6,325           2.2         31.625      2-1-05(3)     125,796    318,793

Gordon G. Robertson   1,000           0.3         31.625      2-1-05(4)      19,889     50,402

George J. Fischer     1,000           0.3         31.625      2-1-05(4)      19,889     50,402




(1) Calculated based upon a 10-year option term, compounded appreciation at 5% and 10% rates.
(2)     Market value of shares on the date of grant.
(3)     Options become exercisable in full on December 1, 1996.
(4) Options are exercisable commencing 12 months after the grant date, with 25% of the shares covered thereby becoming exercisable at that time and with an additional 25% becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date.


























                                       13

               Aggregated Option/SAR Exercises in Last Fiscal Year
                           and FY-End Option/SAR Values



   (a)                  (b)             (c)              (d)            (e)
                                                                      Number of
                                                      Number of      Unexercised
                                                     Unexercised     In-The-Money
                     Number of                       Options/SARs    Options/SARS
                     Securities                      at FY-End (#)   at FY-End($)
                     Underlying                      --------------  --------------
                     Options/SARs   Value Realized    Exercisable/    Exercisable/
    Name             Exercised           ($)         Unexercisable   Unexercisable
-------------------  ------------   ---------------  --------------  --------------
James S. Marlen          -0-            -0-          7,500/7,500     $27,188/27,188(1)
                                                    3,750/11,250                0/0(2)
                                                        0/40,000                0/0(3)
                                                         0/6,325           0/30,044(4)

Javier Solis             -0-            -0-          1,000/1,000        3,875/3,875(5)
                                                       750/2,250                0/0(2)
                                                         0/8,842                0/0(3)

Gary Wagner              -0-            -0-              2,500/0                0/0(6)
                                                         250/250            969/969(5)
                                                       750/2,250                0/0(2)
                                                         0/8,842                0/0(3)

Gordon G. Robertson      -0-            -0-          1,000/1,000        3,875/3,875(5)
                                                       500/1,500                0/0(2)
                                                         0/1,000            0/4,750(4)

George J. Fischer        -0-            -0-            625/1,875                0/0(2)
                                                         0/1,000            0/4,750(4)




(1) Value based upon exercise price of $32.75 and fiscal year-end 1995 market price of $36.375.
(2) Zero value based upon exercise price of $42.00 and fiscal year-end 1995 market price of $36.375.
(3) Zero value based upon exercise price of $37.00 and fiscal year-end 1995 market price of $36.375.
(4) Value based upon exercise price of $31.625 and fiscal year-end 1995 market price of $36.375.
(5) Value based upon exercise price of $32.50 and fiscal year-end 1995 market price of $36.375.
(6) Zero value based upon exercise price of $37.375 and fiscal year-end 1995 market price of $36.375.
















                            PENSION PLANS

The following schedule shows the estimated annual benefit payable under the combined Ameron Pension Plan (Salaried Section) and Ameron
Supplemental Executive Retirement Plan for employees at varying pay levels and years of service. The schedule assumes retirement at age 65.

                                 YEARS OF SERVICE
FINAL AVG. ANNUAL
  COMPENSATION         15          20          25         30
------------------  ---------   ---------   ---------   ---------

    125,000           34,080       45,440      56,800      68,160
    150,000           41,400       55,200      69,000      82,800
    200,000           56,025       74,700      93,375     112,050
    250,000           70,650       94,200     117,750     141,300
    300,000           85,275      113,700     142,125     170,550
    400,000          114,525      152,700     190,875     229,050
    500,000          143,775      191,700     239,625     287,550
    600,000          173,025      230,700     288,375     346,050
    700,000          202,275      269,700     337,125     404,550

(1) Calculated based upon highest consecutive 60 of last 120 months of earnings prior to retirement

Benefits shown above are computed as straight life annuity amounts. They are not subject to deduction for Social Security or other offset amounts.

For purposes of the Ameron Pension Plan, compensation is base monthly salary, exclusive of overtime, severance, bonuses, commissions or amounts deferred under the Executive Deferral Plan. The Internal Revenue Code limits the amount per year on which benefits are based and limits the aggregate amount of the annual pension which may be paid by an employer from a plan which is qualified under the Code for federal income tax purposes. The Supplemental Executive Retirement Plan provides for supplemental payments to be made to certain eligible executives of the Company in amounts sufficient to maintain total benefits upon retirement had there been no such Code limitations and expands annual compensation to include bonuses and deferred compensation.

As of February 1, 1996, credited service under both plans for each of the named individuals in the foregoing Summary Compensation Table are:

                                             Credited Years
                                               of Service(1)
                                         Present         At Age 65
                                         -------         ---------
James S. Marlen                           4-4/12(2)      22-4/12(2)
Javier Solis                             14-4/12           30
Gary Wagner                              10-10/12          30
Gordon G. Robertson                      30-9/12           30
George J. Fischer                        30-8/12           30


(1)     The maximum credit is 30 years.
(2) Refer to Employment Agreement section on Page 11, above. In order for the Company to provide Mr. Marlen with pension benefits not less than those under the pension plan of his former employment, the credited years of service noted for Mr. Marlen include two years of credit for each year of service during the first 9-1/2 years of his employment with the Company. In addition, in the event that Mr. Marlen is terminated for reasons other than for cause and/or a change of control takes place, he will be entitled to his vested pension benefits plus three years of additional credited service. In the event that he obtains new employment within three years of leaving the Company following termination, he will be entitled only to his vested pension benefits (not additional years of service).

The following Report of the Compensation & Stock Option Committee and the Stock Price Performance Graph included in this proxy statement shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the Performance Graph by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either of such acts.

         REPORT OF THE COMPENSATION & STOCK OPTION COMMITTEE

The Compensation & Stock Option Committee of the Board of Directors
(the "Committee") is composed entirely of independent outside directors. No member of the Committee is a former or current officer or employee of the Company or any of its subsidiaries. The Committee, all of whose actions are subject to approval by the Board of Directors, is responsible for the proper administration of the Company's various compensation programs, including its salary policies, its Management Incentive Compensation Plan ("MICP") (which comprises its annual bonus plan for management employees),its Key Executive Long-Term Cash Incentive Plan ("LTIP") and its 1992 Incentive Stock Compensation Plan. On an annual basis the Committee reviews base salary ranges for the Company's various levels of management, approves annual salaries of officers, approves MICP and LTIP awards, administers the 1992 Incentive Stock Compensation Plan and makes grants thereunder, and reviews with the Board in detail all aspects of compensation for all officers of the Company, including the Chief Executive Officer.

The executive compensation policy of the Company, which is endorsed by the Committee, is that the base compensation of all officers should be generally comparable to base salaries being paid to other similarly situated officers of general diversified manufacturing companies with similar sales and industries in the U.S., and that bonus compensation be in the form of MICP and LTIP awards and stock option benefits which are contingent upon the performance of the Company as well as the individual contributions of each officer. Because of the inherent cyclical nature of some of the Company's businesses, and because a significant portion of its businesses are dependent on the timing of projects over which it has no control, the Committee does not believe that the base salary portion of compensation of the Company's officers should be subject to annual fluctuations based solely on such effects.

In determining comparability of officer salaries to those of other similarly situated officers, members of the Committee review the results of compensation surveys provided by various compensation consulting firms of national reputation. The Committee has reviewed the compensation for each of the five highest paid officers for 1995 and has determined that in its opinion, the compensation of all officers is reasonable in view of the Company's consolidated performance and the contribution of those officers to that performance.

The MICP is based on the following measures: corporate performance, business unit performance and personal performance. The corporate performance measure is based on earnings per share and return on sales.
The Committee believes that these factors are the primary determinant of share price over time. Because of the relatively low volume of trade of the Company's stock and therefore its susceptibility to volatility based on extraneous factors, the Committee does not believe that share price per se is necessarily a measure of corporate performance. Business unit performance measures are based primarily on return on assets. Personal performance measures are based on such qualitative factors as performance against objectives and plans, and organizational and management development.

The LTIP was approved by the Board of Directors in April 1994. The purpose of this plan is to reward selected senior executives with above average total pay for achieving and sustaining above average long-term financial goals. Participants in the LTIP are eligible to receive cash incentive awards and grants of stock options based on the financial performance of the Company and, in some cases, a combination of the financial performance of the Company and its business units, after the end of each three-year performance cycle. The determination of cash payouts, if any, under the LTIP for the 1994-1996 and the 1995-1997 performance cycles will not be made until after the end of the 1996 and 1997 fiscal years, respectively. For those performance cycles, the Company's financial performance will be measured based on cumulative earnings per share, and business unit performance will be measured based on return on assets, with a return on equity threshold. Option grants pursuant to the LTIP are made under the 1992 Incentive Stock Compensation Plan.

The current annual base salary of $470,000 for Mr. Marlen was set in June 1995. That base salary was established based on the same executive compensation policy described above with respect to other officers of the Company, that is, comparability to base salaries being paid to other similarly situated officers of general diversified manufacturing companies with similar sales revenues and industries in the U.S. That base salary will be reviewed again by the Committee in June 1996. A bonus award of $355,000 was approved for payment to Mr. Marlen under the MICP with respect to fiscal 1995 based on the Company's success in meeting various financial goals established by the Committee, including earnings per share and return on sales, as well as an assessment by the Committee of Mr. Marlen's individual performance, including his outstanding leadership with respect to the continued restructuring of the Company and reorganization of its management and businesses. Such bonus award is in line with the average of bonus awards paid to chief executive officers of general diversified manufacturing companies with similar sales and industries in the U.S. as reported by various compensation consulting firms of national reputation. During the 1995 fiscal year the Company awarded Mr. Marlen one non-qualified stock option grant under the 1992 Incentive Stock Compensation Plan totalling 6,325 shares. In addition the Company paid Mr. Marlen a housing subsidy of $65,000 under the terms of his employment agreement entered into when he joined the Company in June 1993.


                                              A. F. Gerstell, Chairman
                                              V. K. Atkins
                                              R. J. Pearson



                    Stock Price Performance Graph


The following line graph compares the yearly changes in the cumulative total return on the Company's Common Stock against the cumulative total return of the New York Stock Exchange Market Value Index and the
Peer Group Composite described below for the period of the Company's five fiscal years commencing 12/1/90 and ended 11/30/95. The comparison assumes $100 invested in stock on 12/1/90. Total return assumes reinvestment of dividends. The Company's stock price performance over the years indicated below does not necessarily track the operating performance of the Company nor is it necessarily indicative of future stock price performance.

                      12/90    11/91     11/92     11/93     11/94     11/95

Ameron, Inc.        $  100   $  92.0   $  94.7   $ 107.8   $  98.9   $ 114.9

N.Y.S.E.            $  100   $ 120.1   $ 137.8   $ 154.6   $ 157.2   $ 201.1

Peer Group Index    $  100   $ 116.7   $ 156.7   $ 190.6   $ 182.8   $ 238.2

The Peer Group Composite is based 70% on a Building Materials Companies
Component and 30% on a Protective Coatings Companies Component. This percentage split was arrived at based on the historical sales volumes during the past five years of the Company's Protective Coatings Business
Segment in comparison to the remainder of the Company's other business segments which are generically in the building materials category.

The Building Materials Companies Component is comprised of the following companies: Advanced Environmental, American Building Co., American Woodmark
Corp., Ameron, Inc., Armstrong World Industries, Bairnco Corp.,Bird Corp.,
Butler Manufacturing, CalMat Co., Ceradyne Inc., Chemfab Corporation,
Consolidated Stainless, Dravo Corp., Elcor Corp., Facelifters Home
Systems, Griffon Corp., Holopak Technologies Inc., Industrial Acoustics
Inc., Industrial Holdings Inc., Insituform Technologies, Internacional
De Ceiamic, Knape & Vogt Mfg. Co., La-Man Corp., Lafayette Industries
Inc., Manville Corp.,Martin Marietta Material, Miller Building Systems
Inc., National Gypsum Co., NCI Building Systems Inc., Omega Environmental
Inc., Owens Corning Fiberglass, Raytech Corp., Reclaim Inc., Republic
Group Co., Seller Pollution Control, Shaw Group Inc., Southwall
Technologies, Triangle Pacific Corp., U.S. Intec Inc., United Dominion
Industries, USG Corp. and Vulcan Materials Co.  The Protective Coatings
Companies Component is comprised of the following companies: Corimon CA
SACA, Desoto Inc., Guardsman Products Inc.,Insilco Corp., Lilly
Industries, PPG Industries, Pratt & Lambert Inc., RPM Inc., Sherwin-
Williams Co. and Valspar Corp.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

It is the Company's understanding that Mr. Taro Iketani is one of the principal stockholders of Tokyo Steel Manufacturing Co., Ltd., ("Tokyo
Steel"), a Japanese corporation. Tokyo Steel owns 25% of the outstanding stock of Tamco, a California corporation. The Company owns 50% of Tamco.
Tamco manufactures steel reinforcing bars. In addition, Tamco leases from the Company, certain land, buildings and improvements used in Tamco's steelmaking operations at a monthly lease rate of $30,000 payable in arrears. The lease is a net lease expiring in February, 2002 with a renewal option available to Tamco. In addition, at the end of the renewal term, Tamco has the option to purchase the property at the then current market value.

Mr. J. Michael Hagan, a Director of the Company, is Chairman of the Board and Chief Executive Officer of Furon Company. During 1995, the Company purchased materials from Furon Company in transactions totaling $86,550.

Mr. A. Frederick Gerstell, a Director of the Company, is Chairman of the
Board, President and Chief Executive Officer of CalMat Co. During 1995, the Company purchased materials from CalMat Co. in transactions totaling
$365,076.

The Company believes that the terms of the transactions with both Furon
Company and CalMat Co. were as favorable as could have been negotiated with unaffiliated parties.

                                     MISCELLANEOUS

Cost of Soliciting Proxies

The cost of soliciting proxies in the accompanying form has been or will be paid by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to beneficial owners, and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers, directors and regular employees of the Company may request the return of proxies personally, by means of materials prepared for employee-stockholders or by telephone or telegram to the extent deemed appropriate by the Board of Directors. No additional compensation will be paid to such individuals for this activity.
The extent to which this solicitation will be necessary will depend upon how promptly proxies are received; therefore, Stockholders are urged to return their proxies without delay.

                             STOCKHOLDER PROPOSALS

Proposals of Stockholders to be considered for inclusion in the proxy statement and form of proxy relating to the 1997 meeting must be addressed to the Company, Attention: Corporate Secretary, at the Company's principal office, and must be received there no later than October 25, 1996.

                                       18

The Company's Bylaws provide that for business to be brought before an annual meeting by a Stockholder, written notice must be received by the Secretary not less than 60 or more than 120 days prior to the meeting;
provided that in the event the first public disclosure of the date of the meeting is made less than 65 days prior thereto, the required notice may be received within ten days following such public disclosure.
The information which must be included in the notice is specified in the applicable Bylaw, a copy of which may be obtained from the Secretary.


                        OTHER MATTERS

So far as management knows, there are no matters to come before the meeting other than those set forth in the Proxy Statement. If any further business is presented to the Meeting, the persons named in the proxies will act according to their best judgment on behalf of the Stockholders they represent.


                             By Order of the Board of Directors
                                  Javier Solis, Secretary

February 20, 1996
Pasadena, California














































                                     19

